Exhibit 1

Star Gas Partners, L.P. Prices $125 Million Senior Notes Issue

STAMFORD, CT (November 11, 2010) — Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU), a home energy distributor and services provider specializing in heating oil, and its subsidiary, Star Gas Finance Company, today announced the pricing of an offering for $125 million aggregate principal amount of senior notes due 2017. The notes will accrue interest at a rate of 8.875% and were priced at 99.350%, for total gross proceeds of $124.2 million. The net proceeds from the offering will be used to purchase any and all of the Partnership’s outstanding 10.25% notes due 2013, which currently equate to approximately $82.5 million. All remaining cash will be utilized for general Partnership purposes.

The notes were offered to qualified institutional buyers in accordance with Rule 144A and outside the United States in accordance with Regulations S under the Securities Act of 1933. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without appropriate registration or pursuant to an applicable exemption from the Securities Act registration requirements.

This news release is for informational purposes only and does not constitute an offer to sell or a solicitation of offers to buy the notes, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offering would be unlawful.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulation, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words “believe,” “anticipate,” “plan,” “expect,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2009, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.